                                                             EXHIBIT 99.B1.1


                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                        STRONG INSTITUTIONAL FUNDS, INC.


        The undersigned Vice President of Strong Institutional Funds, Inc. (the "Corporation"), hereby certifies that in accordance with Section 180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to create Strong Institutional Bond Fund as an additional class of Common Stock:

        "Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

      'A. The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.01 per share. Subject to the following paragraph the authorized shares are classified as follows:

              Class                         Authorized Number of Shares
              -----                         ---------------------------

  Strong Institutional Money Fund                    Indefinite
  Strong Institutional Bond Fund                     Indefinite' "


        This Amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors on October 18, 1996 in accordance with Section
180.1002 and 180.0602(2) of the Wisconsin Statutes without shareholder approval.

        Executed in duplicate this 22th day of October, 1996.


                                STRONG INSTITUTIONAL FUNDS, INC.


                                By: /s/ Thomas P. Lemke
                                --------------------------------------
                                    Thomas P. Lemke, Vice President


This instrument was drafted by:

John S. Weitzer
Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, WI 53051